Exhibit (a)(6)

IN THE CIRCUIT COURT OF THE STATE OF

OREGON FOR THE COUNTY OF MULTNOMAH

IBEW LOCAL 98 PENSION FUND, Individually and On Behalf of All Others Similarly Situated, Plaintiff, vs. CASCADE CORPORATION, et al, Defendants.	Case No. 1211-13867 SUMMONS

TO:	CASCADE CORPORATION

c/o MN SERVICE CORPORATION (OREGON), REGISTERED AGENT

111 SW FIFTH AVENUE, SUITE 3400

PORTLAND, OR 97204

You are hereby required to appear and defend the complaint filed against you in the above entitled action within thirty (30) days from the date of service of this summons upon you, and in case of your failure to do so, for want thereof. plaintiff(s) will apply to the court for the relief demanded in the complaint.

NOTICE TO THE DEFENDANT: READ THESE PAPERS CAREFULLY!

You must “appear” in this case or the other side will win automatically. To “appear” you must file with the court a legal paper called a “motion” or “answer.” The “motion” or “answer” must be given to the court clerk or administrator within 30 days along with the required filing fee. It must be in proper form and have proof of service on the plaintiffs’ attorney or, of the plaintiffs do not have an attorney proof of service upon the plaintiffs.

If you have any questions, yon should see an attorney immediately.

If you have any questions, you should see an attorney immediately. If you need help in finding an attorney, you may call the Oregon State Bar’s Lawyer Referral Service at (503) 684-3763 or toll-free in Oregon at (800) 452-7636.

/s/ Keil M. Mueller
Signature of Attorney/Author for Plaintiffs
Keil M. Mueller 085535
Attorney/Author’s Name (typed or Printed) Bar No. (if any)
Stoll Stoll Berne Lokting & Shlachter P.C.
209 S.W. Oak Street, 5th Floor
Address
Portland Oregon 97204 (503) 227-1600
City State Zip Phone
Gary M. Berne 774077
Trial Attorney if other than above (typed or printed) Bar No.

STATE OF OREGON, County of Multnomah        ) ss.

I, the undersigned attorney of record for the plaintiff, certify that the foregoing is an exact and complete copy of the original summons in the above entitled action.

/s/ Keil M. Mueller
Keil M. Mueller, OSB No. 085535 Attorney(s) for Plaintiff(s)

TO THE OFFICER OR OTHER PERSON SERVING THIS SUMMONS: You are hereby directed to serve a true copy of this summons, together with a true copy of the complaint mentioned therein, upon the individual(s) or other legal entity(ies) to whom or which this summons is directed, and to make your proof of service on the reverse hereof or upon a separate similar document which you shall attach hereto.

/s/ Keil M. Mueller
Attorneys for Plaintiff(s)

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET

PORTLAND, OREGON 97204

TEL (503) 227-1600 FAX (503) 227-6840

PROOF OF SERVICE

STATE OF OREGON                     )

County of                                         ) ss.

I hereby certify that I made service of the foregoing summons upon the individuals and other legal entities to be served, named below, by delivering or leaving true copies of said summons and the complaint mentioned therein, certified to be such by the attorney for the plaintiff, as follows:

PERSONAL SERVICE UPON INDIVIDUAL(S)

Upon                     , by delivering such true copy to him/her, personally and in person, at                     on                     , 20     , at         o’clock     .M.

Upon                     , by delivering such true copy to him/her, personally and in person, at                     on                     , 20    , at         o’clock     .M.

Substituted Service upon Individual(s)**

Upon                     , by delivering such true copy at his/her dwelling house or usual place of abode, to-wit:

                    , to                     , who is a person over the age of 14 years and member of the household of the person served on                     , 20    , at         o’clock     .M.

Upon                     , by delivering such true copy at his/her dwelling house or usual place of abode, to-wit:

                    , to                     , who is a person over the age of 14 years and member of the household of the person served on                     , 20    , at         o’clock     .M.

Office Service upon Individual(s)

Upon                     , at the office which he/she maintains for the conduct of business at                     , by leaving such true copy with                    , the person who is apparently in charge, on                     , 20    , during normal working hours, at to-wit:     o’clock,     M.

Service on Corporations, limited Partnerships or Unincorporated Associations Subject to Suit Under a Common Name

Upon                     , by (Name of Corporation, Limited Partnership, Etc.)

(a) delivering such true copy, personally and in person, to                      who is a/the Registered Agent thereof: OR

(b) leaving such true copy with                     , the person who is apparently in charge of the office of                    , who is a/the *                      thereof.

*Specify registered agent, officer (by title), director, general partner, managing agent.

at                     , on                     , 20    , at     o’clock     M.

DATED:                      2012.

Sheriff

BY

Deputy

The signature lines on the left should be used only by an Oregon county sheriff or deputy; all other servers complete certificate on the right. The Proof of Service above contains most, but not all, of the methods of service. For example, this form does not include proof of service on a minor or incompetent person. See ORCP 7D(2) and 7D(3) for complete service methods on particular parties. ** Where substituted or office service is used, the plaintiff, as soon as reasonably possible, shall cause to be mailed a true copy of the summons and complaint to the defendant at the defendant’s dwelling house or usual place of abode, together with a statement of the time, date and place at which such service was made. Use 5-N Form No. 1149 or equivalent.

I further certify that I am a competent person 18 years of age or older and a resident of the state of service or the State of Oregon, and that I am not a party to nor an officer, director or employee of, nor attorney for any party, corporate or otherwise; that the person, firm or corporation served by me is the identical person, firm or corporation named in the action Dated:

Signature

Type or print name

Address

Phone

Subscribed and Sworn to before me this      day of                     , 20    .

Notary Public of

My Commission expires:

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET

PORTLAND, OREGON 97204

TEL (503) 227-1600 FAX (503) 227-6840

A CERTIFIED TRUE COPY

/s/ Keil M. Mueller
OF ATTORNEYS FOR Plaintiff

CIRCUIT COURT OF THE STATE OF OREGON

COUNTY OF MULTNOMAH

IBEW LOCAL 98 PENSION FUND, Individually and On Behalf of All Others Similarly Situated,

Plaintiff,

vs.

CASCADE CORPORATION, an Oregon corporation: TOYOTA INDUSTRIES CORPORATION, a Japanese corporation; INDUSTRIAL COMPONENTS AND ATTACHMENTS II, INC., a Delaware corporation; ROBERT C. WARREN. JR., an individual; JAMES OSTERMAN, an individual; NICHOLAS LARDY, an individual; DUANE McDOUGALL, an individual; HENRY WESSINGER. an individual: NANCY WILGENBUSCH, an individual; and PETER NICKERSON, an individual.

Defendants.

Case No. 1211-13867 CLASS ACTION COMPLAINT (Breach of Fiduciary Duty) NOT SUBJECT TO MANDATORY ARBITRATION Fee Statute: ORS 21.135(l)s(2)(a) JURY TRIAL DEMANDED

Plaintiff, by counsel, alleges as follows:

SUMMARY OF THE ACTION

1.

This is a shareholder class action brought on behalf of the holders of Cascade Corporation (“Cascade” or the “Company”) common stock against Cascade, the members of Cascade’s Board of

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

Directors (the “Board” or the “Individual Defendants”), Toyota Industries Corporation (“Toyota Industries”) and Industrial Components and Attachments II, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Toyota Industries (and, with Toyota Industries, collectively referred to herein as “TICO”) for breaches of fiduciary duty and/or other violations of state law arising out of defendants efforts to complete the sale of the Company to TICO pursuant to an unfair process and for an unfair price (the “Proposed Acquisition”). In pursuing the unlawful plan to sell Cascade to TICO, each of the defendants violated applicable law by directly breaching and/or aiding and abetting the other defendants’ breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing.

2.

Cascade is one of the world’s leading manufacturers of materials handling load engagement devices and related replacement parts, primarily for the lift truck industry and to a lesser extent, the construction industry.

3.

On October 22, 2012, Cascade and TICO jointly announced that they had entered into an Agreement and Plan of Merger (“Merger Agreement”), whereby TICO will acquire each share of Cascade stock for consideration valued at just $65.00 per share. Under the terms of the Merger Agreement, it is anticipated that TICO will commence a tender offer (the “Offer”) for all of the outstanding shares of Cascade within ten business days of October 22, 2012.

4.

The Proposed Acquisition is being driven by and is the result of an unfair process through which Cascade’s largest shareholder, directors and executives are seeking to “cash in” their illiquid Cascade holdings. Defendant Robert C. Warren, Jr. (“Warren”), a director and Cascade’s President and Chief Executive Officer (“CEO”), and Warren Holdings, LLC (“Warren Holdings”), an entity in which Warren and his sister Wendy Warren act as managers, own approximately 2 million Cascade shares, for which they will receive $130 million from the Proposed Acquisition if it closes.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

5.

Cascade’s officers and other directors are beneficial owners of an illiquid block of almost 300,000 shares of Cascade stock and thus stand to gain up to $19 million from the Proposed Acquisition. Through this unfair process, Cascade’s executives and directors will also receive additional special payments for themselves while ignoring the interests of the shareholders in maximizing the price the shareholders will receive from the Proposed Acquisition. All of the directors and Company management will obtain from the Proposed Acquisition special benefits (not available to Cascade’s public shareholders), including millions of dollars for Company stock options, performance share units, performance accelerated restricted stock units, and restricted stock units whether or not vested or exercisable, which shall upon the merger become fully vested and exercisable. Furthermore, management who lose their positions after and as a result of the merger will also receive millions more for change of control payments, as the merger will be a triggering event under the senior executives’ employment contracts.

6.

But that is not all. In addition to “cashing in” their illiquid holdings, the Company’s management will be staying on board after the transaction. As announced by Cascade and TICO on October 22, 2012, “Cascade’s President and CEO, Robert C. Warren, Jr., will continue to lead the business after the closing of the transaction, and it will remain based out of Fairview, Oregon.”

7.

Pursuant to the Merger Agreement, TICO will commence the Offer by November 5, 2012. The Merger Agreement provides that the initial offer period of the Offer will expire no later than December 5, 2012. The closing of the merger is subject only to tender by the holders of a simple majority of the Company’s common stock. The Company has granted to TICO an irrevocable right (the “Top-Up Option”), which TICO may exercise following TICO’s acceptance of at least 65% of Cascade’s outstanding shares, to purchase from the Company, at a price per share equal to the Offer price of $65.00 per share, up to that number of newly issued shares of Company common stock (the

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

“Top-Up Shares”) that, when added to the number of shares of Company common stock owned by TICO at the time of exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Company. Once TICO controls one share more than 90% of the outstanding Cascade shares, TICO will effect the merger as a short-form merger—to cash out any shareholders who do not tender—without so much as a shareholder vote.

8.

Thus, defendants have compounded this breach of their fiduciary duties by structuring the Proposed Acquisition as a coercive tender offer by granting, TICO the Top-Up Option, which, pursuant to the terms of the Merger Agreement, will allow TICO to issue sufficient shares to itself in order to effectuate a short-form merger, even if Cascade’s minority shareholders fail to support the Proposed Acquisition. The Top-Up Option itself is a sham, as it allows TICO to purchase the Top-Up Shares with a promissory note payable in one year, i. e. well after the close of the resulting short-form merger.

9.

As a direct result of this unfair and conflicted process, the Proposed Acquisition consideration of $65.00 per share is unfair. On August 30,2012, Cascade reported its second quarter fiscal 2013 results, including net sales of $136 million, which were 4% higher than the second quarter of fiscal 2012. Cascade received a strong demand for construction products with sales in the Americas increasing 14% compared to the prior year. The offer is about 19 times Cascade’s free cash flow as of the end of last fiscal year, compared with the median of about 77 times for eight mining and construction equipment maker deals over the past five years, according to data compiled by Bloomberg. The deal also values the Company at eight times earnings before interest, depreciation, taxes and amortization for the 12 months ended January 31, compared with the median of 10 for 11 industry deals in the past five years, the data show. Cascade tripled net income to $63 million for the 12 months ended January 31, from $21.4 million a year earlier, data compiled by Bloomberg show. Sales rose 30% in the year to $535.8 million, making TICO’s offer worth 1.4 times sales, compared with the 1.8 times median of 14 deals in the past five years, the data show.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

10.

Furthermore, the terms of the Proposed Acquisition were designed to ensure the sale of Cascade to one buyer, and one buyer only—TICO—on terms preferential to TICO, and to subvert the interests of plaintiff and the other public stockholders of Cascade. Concurrently with the execution of the Merger Agreement, Warren and Warren Holdings entered into a Tender and Voting Agreement (the “Voting Agreement”) with TICO. Pursuant to the terms and conditions of the Voting Agreement, Warren and Warren Holdings agreed, among other things, (i) to tender in the Offer all shares beneficially owned by them that can be tendered and (ii) if necessary, to vote such shares in favor of adoption of the Merger Agreement at any special shareholders’ meeting called for that purpose. Warren and Warren Holdings collectively beneficially own an aggregate of approximately 14.2% of the Company’s outstanding shares (excluding shares issuable upon the exercise of options or stock appreciation rights (“SARs”) beneficially owned by Warren or other shareholders). When combined with the illiquid holdings of the other directors and officers of Cascade (who will also tender and if necessary vote their shares in favor of the Proposed Acquisition), owners of over 17% of the outstanding shares of Cascade common stock have already committed to tender or will tender and vote against any alternative acquisition proposal.

11.

The Board also breached its fiduciary duties by agreeing to preclusive deal protection devices in connection with the Merger Agreement the Company entered into with TICO. These provisions, which collectively preclude any competing offers for the Company, include: (i) a no-solicitation provision that precludes the Company from providing confidential Company information to, or even communicating with, potential competing bidders except under extremely limited circumstances; (ii) a matching rights provision that allows TICO to match any competing superior proposal; and (iii) a termination fee provision which obligates the Company to pay TICO a $30.4 million termination fee

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

in the event the Proposed Acquisition is terminated in favor of a superior proposal. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals.

12.

Thus the Board compounded its breaches by. inter alia, agreeing to these unreasonable deal protection devices that preclude other bidders from making a successful competing offer for the Company. Given that Warren and Cascade’s other officers and directors hold at least 17% of Cascade’s outstanding shares, the tender agreements and deal protection devices prelude a fair sales process for Cascade’s shareholders and make shareholder approval of the Proposed Acquisition a virtual fait accompli.

13.

In pursuing the unlawful plan to sell Cascade, each of the defendants violated applicable law by directly breaching and/or aiding and abetting the other defendants’ breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing.

14.

Instead of attempting to obtain the highest price reasonably available for Cascade for its shareholders, defendants tailored the terms of the Proposed Acquisition to meet the specific needs of Warren and TICO. In essence, the Proposed Acquisition is the product of a hopelessly flawed process that was designed to ensure the sale of Cascade to TICO and TICO only, on terms preferential to TICO and to aggrandize the financial interests of the principal shareholders at the expense of plaintiff and Cascade’s public stockholders.

15.

Defendants are moving quickly to consummate the Proposed Acquisition. According to the Merger Agreement, the Offer will commence and close shortly. Moreover, the controlling shareholders intend to tender their shares, making the completion of the Proposed Acquisition a virtual fait accompli. Consequently, immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s shareholders. Plaintiff seeks to enjoin the Proposed Acquisition.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

JURISDICTION AND VENUE

16.

This Court has jurisdiction over defendants because they conduct business in Oregon and/or are citizens of Oregon.

17.

Venue is proper in this Court because the conduct at issue took place and had an effect in this County. This action is not removable.

PARTIES

18.

Plaintiff IBEW Local 98 Pension Fund is, and at all times relevant hereto was, a common shareholder of Cascade.

19.

Defendant Cascade is an Oregon corporation based in Fairview, Oregon. Defendant Cascade is sued herein as an aider and abetter.

20.

Defendant Toyota Industries is a corporation formed under the laws of Japan. Defendant Toyota Industries is sued herein as an aider and abetter.

21.

Defendant Industrial Components and Attachments II, Inc. is a Delaware corporation and an indirect wholly owned subsidiary of Toyota Industries. Defendant Industrial Components and Attachments II, Inc. is sued herein as an aider and abetter.

22.

Defendant Warren is the President and CEO of the Company, and is and at all relevant times has been a director.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

23.

Defendant James Osterman is the Chairman of the Board of the Company, and is and at all relevant times has been a director

24.

Defendant Nicholas Lardy is and at all relevant times has been a director.

25.

Defendant Duane McDougall is and at all relevant times has been a director.

26.

Defendant Henry Wessinger is and at all relevant times has been a director.

27.

Defendant Nancy Wilgenbusch is and at all relevant times has been a director.

28.

Defendant Peter Nickerson is and at all relevant times has been a director.

29.

The defendants named above in 22-28 are sometimes collectively referred to herein as the “Individual Defendants.”

DEFENDANTS’ FIDUCIARY DUTIES

30.

In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control or (ii) a break up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:

(a)	adversely affects the value provided to the corporation’s shareholders;

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

(b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c) contractually prohibits them from complying with their fiduciary duties;

(d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or

(e) will provide the directors with preferential treatment at the expense of. or separate from, the public shareholders.

31.

In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of Cascade, are obligated to refrain from:

(a) participating in any transaction where the directors’ or officers’ loyalties are divided;

(b) participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by Cascade or the public shareholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of Cascade and its public shareholders.

32.

Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Acquisition, violated their fiduciary duties owed to plaintiff and the other public shareholders of Cascade, including their duties of loyalty, good faith, candor, due care and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by plaintiff or the Class. As a result of the Individual Defendants’ self-dealing and divided loyalties, neither plaintiff nor the Class will receive adequate or fair value for their Cascade common stock in the Proposed Acquisition.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

33.

Because the Individual Defendants have breached their duties of loyalty, candor, good faith and independence in connection with the sale of Cascade, the burden of proving the inherent or entire fairness of the Proposed Acquisition, including all aspects of its negotiation and structure, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

34.

Plaintiff brings the class allegations individually and as a class action pursuant to Oregon Rule of Civil Procedure 32 on behalf of all holders of Cascade common stock who are being and will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are defendants herein and any person., firm, trust, corporation, or other entity related to or affiliated with any defendant.

35.

This action is properly maintainable as a class action.

36.

The Class is so numerous that joinder of all members is impracticable. According to Cascade’s Securities and Exchange Commission (“SEC”) filings, there were more than 11 million shares of Cascade common stock outstanding.

37.

There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

(a) whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Proposed Acquisition;

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

(b) whether defendants are engaging in self-dealing in connection with the Proposed Acquisition;

(c) whether defendants are unjustly enriching themselves and other insiders or affiliates of Cascade;

(d) whether the Individual Defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Proposed Acquisition, including the duties of good faith, diligence, honesty and fair dealing:

(e) whether the defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

(f) whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

38.

Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

39.

Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

40.

The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

41.

Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

42.

Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

THE PROPOSED ACQUISITION

43.

Cascade is one of the world’s leading manufacturers of materials handling load engagement devices and related replacement parts, primarily for the lift truck industry and to a lesser extent, the construction industry.

44.

Toyota Industries is a leading, transportation equipment company engaged primarily in the manufacture and sale of automobiles, materials handling equipment and textile machinery, as well as in the logistics business in Japan and internationally.

45.

On October 22, 2012, Cascade and TICO jointly announced that they had entered into the Merger Agreement, whereby TICO will acquire each share of Cascade stock for consideration valued at just $65.00 per share. Under the terms of the Merger Agreement, it is anticipated that TICO will commence the Offer for all of the outstanding shares of Cascade within ten business days of October 22, 2012.

46.

The press release announcing the Merger Agreement states in pertinent part:

Toyota Industries Corporation (“TICO”) and Cascade Corporation (“Cascade”) today announced that they have entered into a definitive agreement under which TICO will acquire 100 percent of the shares of Cascade for $65 per share in cash in a transaction valued at $759 million pursuant to a tender offer. The purchase price represents a 23 percent premium over Cascade’s volume-weighted average share price for the 60 days ending October 19, 2012. The transaction has been unanimously approved by the Boards of Directors of both TICO and Cascade.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

The transaction will create a leading global materials handling business with a wider spectrum of products and a valuable platform for growth. Based in Japan, TICO is a leading global materials handling, automotive, textile machinery and logistics company and a leading manufacturer of lift trucks, with a robust product lineup. Based in Fairview, Oregon, Cascade is a leading international manufacturer and distributor of materials handling attachments and replacement parts for the lift truck and construction industries worldwide. Under the terms of the transaction Cascade will become a wholly owned subsidiary of TICO.

Robert C. Warren, Jr. President and CEO of Cascade, said, “Our company has concluded that the offer being made by Toyota Industries Corporation, one of the world’s most admired companies, represents an ideal combination of attractive return to our shareholders, continuing service to our customers, and stability and opportunity for our employees.”

Tetsuro Toyoda, TICO President and Representative Director, said, “Cascade Corporation has a strong reputation for providing customers with the latest technology in materials handling attachments for lift trucks and is widely considered to be the innovative leader with high-quality, customizable products. We’ve long known Cascade as a reliable and world-class supplier to our materials handling business, and we look forward to better meeting our customers’ logistical needs by broadening our lift truck business. We remain committed to serving all of Cascade’s customers.”

Cascade’s President and CEO, Robert C. Warren, Jr., will continue to lead the business after the closing of the transaction, and it will remain based out of Fairview, Oregon.

Under the terms of the agreement, it is anticipated that TICO will commence a tender offer for all of the outstanding shares of Cascade at the price of $65 no later than November 5. 2012. The closing of the tender offer is conditioned upon satisfaction of customary closing conditions, including Cascade’s shareholders tendering at least a majority of Cascade’s outstanding common shares (on a fully diluted basis) and clearance by applicable regulatory authorities. The agreement also provides that the parties will effect, subject to customary conditions, a merger to be completed following the completion of the tender offer, which would result in all shares not tendered being converted into the right to receive the same price as is paid in the tender offer. The transaction is not subject to a financing condition.

The Board of Directors of Cascade has agreed to recommend that Cascade’s shareholders tender their shares in the tender offer. In addition, Robert C. Warren, Jr. and Warren Holdings, LLC, a family-managed limited liability company, have entered into agreements with TICO to support the transaction and to tender their shares in the tender offer that cover approximately 14% of Cascade’s outstanding shares.

The transaction is expected to close by the end of calendar year 2012.

Nomura Securities is serving as exclusive financial advisor to TICO and White & Case LLP is serving as legal advisor in connection with the transaction. BofA Merrill Lynch is serving as exclusive financial advisor to Cascade, and Miller Nash LLP is serving as Cascade’s legal advisor.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

47.

The Proposed Acquisition is being driven by and is the result of an unfair process through which Cascade’s largest shareholder, directors and executives are seeking to “cash in” their illiquid Cascade holdings. Defendant Warren; a director and Cascade’s President and CEO, and Warren Holdings, an entity in which Warren and his sister Wendy Warren act as managers, own approximately 2 million Cascade shares, for which they will receive $130 million from the Proposed Acquisition if it closes.

48.

Cascade’s officers and other directors are beneficial owners of an illiquid block of almost 300.000 shares of Cascade stock and thus stand to gain up to $19 million from the Proposed Acquisition. Through this unfair process, Cascade’s executives and directors will also receive additional special payments for themselves while ignoring the interests of the shareholders in maximizing the price the shareholders will receive from the Proposed Acquisition. All of the directors and Company management will obtain from the Proposed Acquisition special benefits (not available to Cascade’s public shareholders), including millions of dollars for Company stock options, performance share units, performance accelerated restricted stock units, and restricted stock units whether or not vested or exercisable, which shall upon the merger become fully vested and exercisable. Furthermore, management who lose their positions after and as a result of the merger will also receive millions more for change of control payments, as the merger will be a triggering event under the senior executives’ employment contracts.

49.

But that is not all. In addition to “cashing in” their illiquid holdings, the Company’s management will be staying on board after the transaction. As announced by Cascade and TICO on October 22, 2012, “Cascade’s President and CEO, Robert C. Warren. Jr., will continue to lead the business after the closing of the transaction, and it will remain based out of Fairview, Oregon.”

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

50.

Pursuant TO the Merger Agreement, TICO will commence the Offer by November 5. 2012. The Merger Agreement provides that the initial offer period of the Offer will expire no later than December 5, 2012. The closing of the merger is subject only to tender by the holders of a simple majority of the Company’s common stock. The Company has granted to TICO an irrevocable right (the “Top-Up Option”), which TICO may exercise following TICO’s acceptance of at least 65% of Cascade’s outstanding shares, to purchase from the Company., at a price per share equal to the Offer price of $65.00 per share, up to that number of newly issued shares of Company common stock (the “Top-Up Shares”) that, when added to the number of shares of Company common stock owned by TICO at the time of exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Company. Once TICO controls one share more than 90% of the outstanding Cascade shares. TICO will effect the merger as a short-form merger-to cash out any’ shareholders who do not tender - without so much as a shareholder vote.

51.

Thus, defendants have compounded this breach of their fiduciary duties by structuring the Proposed Acquisition as a coercive tender offer by granting. TICO the Top-Up Option, which, pursuant to the terms of the Merger Agreement, will allow TICO to issue sufficient shares to itself in order to effectuate a short-form merger, even if Cascade’s minority shareholders fail to support the Proposed Acquisition. The Top-Up Option itself is a sham, as it allows TICO to purchase the Top-Up Shares with a promissory note payable in one year, i.e., well after the close of the resulting short-form merger.

52.

As a direct result of this unfair and conflicted process, the Proposed Acquisition consideration of $65.00 per share is unfair. On August 30, 2012, Cascade reported its second quarter fiscal 2013 results, including net sales of $136 million, which were 4% higher than the second quarter of fiscal 2012. Cascade received a strong demand for construction products with sales in the

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

Americas increasing 14% compared to the prior year. The offer is about 19 times Cascade’s free cash flow as of the end of last fiscal year, compared with the median of about 77 times for eight mining and construction equipment maker deals over the past five years, according to data compiled by Bloomberg. The deal also values the Company at eight times earnings before interest, depreciation, taxes and amortization for the 12 months ended January 31, compared with the median of 10 for 11 industry deals in the past five years, the data show. Cascade tripled net income to $63 million for the 12 months ended January 31. from $21.4 million a year earlier, data compiled by Bloomberg show. Sales rose 30% in the year to $535.8 million, making TICO’s offer worth 1.4 times sales, compared with the 1.8 times median of 14 deals in the past five years, the data show.

53.

Furthermore, the terms of the Proposed Acquisition were designed to ensure the sale of Cascade to one buyer, and one buyer only– TICO–on terms preferential to TICO, and to subvert the interests of plaintiff and the other public stockholders of Cascade, Concurrently with the execution of the Merger Agreement. Warren and Warren Holdings entered into the Voting Agreement with TICO. Pursuant to the terms and conditions of the Voting Agreement, Warren and Warren Holdings agreed, among other things, (i) to tender in the Offer all shares beneficially owned by them that can be tendered and (ii) if necessary, to vote such shares in favor of adoption of the Merger Agreement at any special shareholders’ meeting called for that purpose. Warren and Warren Holdings collectively beneficially own an aggregate of approximately 14.2% of the Company’s outstanding shares (excluding shares issuable upon the exercise of options or SARs beneficially owned by Warren or other shareholders). When combined with the illiquid holdings of the other directors and officers of Cascade (who will also tender and if necessary vote their shares in favor of the Proposed Acquisition), owners of over 17% of the outstanding shares of Cascade common stock have already committed to tender or will tender and vote against any alternative acquisition proposal.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

54.

The Board also breached its fiduciary duties by agreeing to preclusive deal protection devices in connection with the Merger Agreement the Company entered into with TICO. These provisions, which collectively preclude any competing offers for the Company, include: (i) a no-solicitation provision that precludes the Company from providing confidential Company information to, or even communicating with, potential competing bidders except under extremely limited circumstances: (ii) a matching rights provision that allows TICO to match any competing superior proposal: and (iii) a termination fee provision which obligates the Company to pay TICO a $30.4 million termination-fee in the event the Proposed Acquisition is terminated in favor of a superior proposal. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals.

55.

Thus the Board compounded its breaches by, inter alia, agreeing to these unreasonable deal protection devices that preclude other bidders from making a successful competing offer for the Company. Given that Warren and Cascade’s other officers and directors hold at least 17% of Cascade’s outstanding shares, the tender agreements and deal protection devices prelude a fair sales process for Cascade’s shareholders and make shareholder approval of the Proposed Acquisition a virtual fait accompli.

56.

In pursuing the unlawful plan to sell Cascade, each of the defendants violated applicable law by directly breaching and/or aiding and abetting the other defendants’ breaches of their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing.

57.

Instead of attempting to obtain the highest price reasonably available for Cascade for its shareholders, the Individual Defendants tailored the terms of the Proposed Acquisition to meet the specific needs of Warren and TICO. In essence, the Proposed Acquisition is the product of a

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

hopelessly flawed process that was designed to ensure the sale of Cascade to TICO and TICO only, on terms preferential to TICO and to aggrandize the financial interests of the principal shareholders at the expense of plaintiff and Cascade’s public stockholders.

58.

Defendants are moving quickly to consummate the Proposed Acquisition. According to the Merger Agreement, the Offer will commence and close shortly. Moreover, the controlling shareholders intend to tender their shares, malting the completion of the Proposed Acquisition a virtual fait accompli. Consequently, immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s shareholders. Plaintiff seeks to enjoin the Proposed Acquisition.

SELF-DEALING

59.

By reason of their positions with Cascade, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of Cascade, and especially the true value and expected increased future value of Cascade and its assets, which they have not disclosed to Cascade’s public stockholders. Moreover, despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Cascade’s public shareholders.

60.

The proposed sale is wrongful, unfair and harmful to Cascade’s public stockholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Proposed Acquisition is an attempt to deny plaintiff and the other members of the Class their rights while usurping the same for the benefit of TICO and the principal shareholders on unfair terms.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

61.

In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

(a) Rescind any and all “payoff’ agreements and stock option grants which will trigger upon consummation of the merger.

(b) Withdraw their consent to the sale to TICO and allow the Company’s shares to trade freely-without impediments.

(c) Act independently so that the interests of Cascade’s public stockholders will be protected, including, but not limited to, the retention of truly independent advisors and/or the appointment of a truly independent Special Committee.

(d) Adequately ensure that no conflicts of interest exist between defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Cascade’s public stockholders.

FIRST CLAIM FOR RELIEF

Breach of Fiduciary Duties and Aiding and Abetting

62.

Plaintiff repeats and realleges each allegation set forth herein.

63.

The Individual Defendants, aided and abetted by the Company, Toyota Industries and Industrial Components and Attachments II, Inc, have violated fiduciary duties of due care, loyalty, candor, good faith and independence owed under Oregon law to the public shareholders of Cascade and have acted to put their personal interests ahead of the interests of Cascade’s shareholders.

64.

By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to advance their interests at the expense of plaintiff and the other members of the Class.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

65.

The Individual Defendants have violated their fiduciary duties by entering into a transaction with TICO without regard to the fairness of the transaction to Cascade’s public shareholders. Defendants Cascade, Toyota Industries and Industrial Components and Attachments II, Inc. aided and abetted the Individual Defendants’ breaches of fiduciary duties owed to plaintiff and the other holders of Cascade stock.

66.

As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to Cascade’s shareholders because they failed to ensure a fair process and maximization of shareholder value.

67.

Because the Individual Defendants dominate and control the business and corporate affairs of Cascade, and are in possession of private corporate information concerning Cascade’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and Cascade’s public shareholders which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.

68.

By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

69.

As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury.

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

70.

Unless the Proposed Acquisition is enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm’s-length negotiations on the Proposed Acquisition’s terms, will not supply to Cascade’s shareholders sufficient information to enable them to make informed decisions regarding the Proposed Acquisition, and may consummate the Proposed Acquisition, all to the irreparable harm of the members of the Class.

71.

Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can they be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

72.

Pursuant to Rule 32 M of the Oregon Rules of Civil Procedure, Plaintiff is entitled to recover its reasonable attorney fees.

PRAYER FOR RELIEF

WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in plaintiffs favor and in favor of the Class and against defendants as follows:

A. Declaring that this action is properly maintainable as a class action;

B. Declaring and decreeing that the Merger Agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible value for shareholders;

D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Cascade’s shareholders and to refrain from entering into any transaction until the process for the sale or merger of the Company is completed and the highest possible value is obtained:

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209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

E. Rescinding, to the extent already implemented, the Proposed Acquisition, Merger Agreement or any of the terms thereof;

F. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury as to all issues.

DATED this 1st day of November, 2012.

STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

By:	/s/ Keil M. Mueller
Gary M. Berne, OSB No. 774077
Keil M. Mueller, OSB No. 085535

209 SW Oak Street, Suite 500 Portland. OR 97204
Telephone:	(503)227-1600
Facsimile:	(503) 227-6840
Email:	gberne@stollberne.com
kmueller@stollberne.com

and

Randall J. Baron (to be admitted pro hac vice)
A. Rick Atwood, Jr. (to be admitted pro hac vice)
David T. Wissbroecker (to be admitted pro hac vice)
Edward M. Gergosian (to be admitted pro hac vice)
ROBBINS GELLER RUDMAN & DOWD LLP 655 West Broadway, Suite 1900 San Diego, CA 92101
Telephone:	(619)231-1058
Facsimile:	(619)231-7423

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204

Steven F. Marino (to be admitted pro hac vice)
MARINO, CONROY & COYLE LLC 301 Wharton Street Philadelphia, PA 19147
Telephone:	(215) 462-3200
Facsimile:	(215) 462-4763

Attorneys for Plaintiff

Trial Attorney:	Gary M. Berne, OSB No. 774077

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STOLL STOLL BERNE LOKTING & SHLACHTER P.C.

209 S.W. OAK STREET, SUITE 500

PORTLAND, OREGON 97204